Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES FIRST QUARTER 2007 RESULTS AND DECLARES SECOND QUARTER 2007 DIVIDEND

Boston, Massachusetts, May 7, 2007.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported first quarter 2007 results.  Net income for the quarter ended March 31, 2007 was $24.6 million, or $1.53 per diluted share, compared to $30.8 million, or $1.94 per diluted share, for the comparable 2006 period.  Safety’s book value per share increased to $32.02 at March 31, 2007 compared to $30.84 at December 31, 2006.  Safety paid $0.25 per share in dividends to investors during the quarter ended March 31, 2007 compared to $0.18 per share during the comparable 2006 period.  Safety paid $0.86 per share in dividends to investors during the year ended December 31, 2006.

Direct written premiums for the quarter ended March 31, 2007 increased by $3.5 million, or 2.0%, to $181.5 million from $178.0 million for the comparable 2006 period.  The 2007 increase occurred primarily in our homeowners line, which experienced a 5.6% increase in average written premium.  In addition, our personal automobile line’s average written premium increased by 0.7% and our commercial automobile line’s average written premium increased by 0.9%.

Net written premiums for the quarter ended March 31, 2007 increased by $0.6 million, or 0.3%, to $173.9 million from $173.3 million for the comparable 2006 period.  This increase was due to the factors that increased direct written premiums combined with a decrease in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”), and partially offset by a decrease in premiums assumed from CAR.  Net earned premiums for the quarter ended March 31, 2007 decreased by $4.2 million, or 2.7%, to $153.6 million from $157.8 million for the comparable 2006 period primarily as a result of a decrease in premiums assumed from CAR. The effect of reinsurance on net written and net earned premiums is presented in the attached tables.

Net investment income for the quarter ended March 31, 2007 was $11.0 million compared to $9.4 million for the comparable 2006 period.  Average cash and investment securities (at cost) increased by $86.4 million, or 9.8%, to $973.2 million for the quarter ended March 31, 2007 from $886.8 million for the comparable 2006 period.  Net effective annualized yield on the investment portfolio increased to 4.5% during the quarter ended March 31, 2007 from 4.2% during the comparable 2006 period.  Our duration decreased to 4.5 years at March 31, 2007 from 4.6 years at December 31, 2006.  Net realized gains on investments was $0.1 million for the quarter ended March 31, 2007 compared to net realized losses on investments of $0.1 million for the comparable 2006 period.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the quarter ended March 31, 2007 were 60.3%, 26.5% and 86.8% compared to 54.3%, 25.6% and 79.9% for the comparable 2006 period.  The loss ratio increased as a result of an increase in personal and commercial automobile claim frequency combined with decreases in favorable loss development in our homeowners line and CAR assumed automobile prior year results.  Total prior year favorable development included in the pre-tax results for the quarter ended March 31, 2007 was $9.4 million compared to prior year favorable development of $13.3 million for the comparable 2006 period.

On May 7, 2007, the Board of Directors approved and declared a $0.25 per share quarterly cash dividend on the issued and outstanding common stock, payable on June 15, 2007 to shareholders of record at the close of business on June 1, 2007.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2006 Form 10-K with the SEC on March 1, 2007 and urges shareholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2007. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $911,526 and $936,534)	$913,100	$936,280
Equity securities, at fair value (cost: $6,393 and $4,038)	6,628	4,325
Total investment securities	919,728	940,605
Cash and cash equivalents	66,140	26,283
Accounts receivable, net of allowance for doubtful accounts	171,994	158,190
Accrued investment income	9,919	9,776
Taxes recoverable	—	1,781
Receivable from reinsurers related to paid loss and loss adjustment expenses	13,363	13,282
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	79,806	78,464
Unearned ceded premiums	33,760	33,042
Deferred policy acquisition costs	50,579	47,404
Deferred income taxes	16,176	16,868
Equity and deposits in pools	28,721	26,166
Other assets	5,866	3,887
Total assets	$1,396,052	$1,355,748

Liabilities
Loss and loss adjustment expense reserves	$453,536	$449,444
Unearned premium reserves	354,446	333,404
Accounts payable and accrued liabilities	25,688	48,666
Taxes payable	7,017	—
Outstanding claims drafts	17,507	16,279
Payable to reinsurers	14,016	11,568
Payable for securities purchased	4,431	—
Capital lease obligations	—	39
Total liabilities	876,641	859,400

Shareholders' equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 16,223,363 and 16,096,004 shares issued and outstanding, respectively	162	161
Additional paid-in capital	131,086	129,785
Accumulated other comprehensive income, net of taxes	1,176	21
Retained earnings	386,987	366,381
Total shareholders' equity	519,411	496,348
Total liabilities and shareholders' equity	$1,396,052	$1,355,748

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended
	March 31,
	2007	2006
Net earned premiums	$153,590	$157,778
Net investment income	11,039	9,378
Net realized gains (losses) on investments	71	(74)
Finance and other service income	3,993	3,859
Total revenue	168,693	170,941

Losses and loss adjustment expenses	92,558	85,751
Underwriting, operating and related expenses	40,698	40,395
Interest expenses	22	24
Total expenses	133,278	126,170

Income before income taxes	35,415	44,771
Income tax expense	10,766	13,969
Net income	$24,649	$30,802

Earnings per weighted average common share:
Basic	$1.54	$1.96
Diluted	$1.53	$1.94

Cash dividends paid per common share	$0.25	$0.18

Weighted average number of common shares outstanding:
Basic	15,992,229	15,710,587
Diluted	16,064,746	15,894,797

Safety Insurance Group, Inc. and Subsidiaries
Additional Premium Information
(Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2007	2006

Written Premiums
Direct	$181,506	$178,037
Assumed	13,527	17,284
Ceded	(21,119)	(22,000)
Net written premiums	$173,914	$173,321

Premiums Earned
Direct	$157,598	$158,987
Assumed	16,394	19,612
Ceded	(20,402)	(20,821)
Net premiums earned	$153,590	$157,778